For Immediate Release

Ferro Reports 2012 Second-Quarter Results

CLEVELAND, Ohio – July 25, 2012 – Ferro Corporation (NYSE: FOE, the “Company”) today announced net sales of $482 million for the three-month period ended June 30, 2012, compared with net sales of $594 million in the second quarter of 2011. The Company recorded a net loss attributable to common shareholders of $2.8 million, or $0.03 per diluted share, in the 2012 second quarter, compared with net income attributable to common shareholders of $19.4 million, or $0.22 per diluted share, in the prior-year quarter. The adjusted net income attributable to common shareholders, excluding special charges, was $4.6 million, or $0.05 per diluted share, compared with $23.8 million, or $0.27 per diluted share, in the second quarter of 2011.

“Ferro generated adjusted earnings of $0.05 per diluted share and $16 million of cash flow from operations in the 2012 second quarter. The business recorded sequential sales growth in the United States and Asia-Pacific compared with the first quarter of 2012. However, sales and earnings were negatively impacted by the effects of a weakening economic environment in Europe and higher than expected healthcare and pension expenses. The unexpected healthcare and pension expense reduced adjusted earnings by approximately 3 cents per share,” said Chairman, President and Chief Executive Officer James F. Kirsch. “We are taking aggressive steps to lower costs in Europe with the successful roll-out of our new management information systems platform in the region on July 1. We expect this new platform to provide the tools that will allow us to reduce future operating costs and administrative expense. In addition, we expect to move forward on staffing reductions that will lower annual costs by approximately $5 million in our European operations through consolidation of certain manufacturing and administrative resources in our Performance Coatings business.”

2012 Second-Quarter Results
Net sales for the three months ended June 30, 2012, were $482 million, a decline of 19 percent from net sales of $594 million in the second quarter of 2011. Reduced sales of Electronic Materials products, including precious metal sales, largely drove the decline in consolidated net sales. In addition, reduced customer demand in Europe due to a weaker economic climate and changes in foreign currency exchange rates contributed to the decline in sales compared with the prior-year quarter. Reduced demand for conductive pastes used in solar cell applications, metal powders used in a variety of electronic products and ceria-based surface finishing materials resulted in a $90 million decline in sales for the Electronic Materials segment, including a $63 million decline in sales of precious metals due to reduced volume and lower silver prices. Sales declined relative to the prior-year quarter to a lesser extent in thePerformance Coatings, Color and Glass Performance Materials, Polymer Additives and Specialty Plastics segments. Sales declines in these businesses were largely a result of changes in foreign currency exchange rates. Gross profit was $88 million, or 18.2% of net sales, during the 2012 second quarter, compared with $114 million or 19.3% of net sales during the prior-year quarter. Excluding special charges, gross profit was 20.7% of sales excluding precious metals during the quarter, compared with 24.3% in the 2011 second quarter. The primary driver of the decline in gross profit dollars was lower sales volume in the Electronic Materials segment. During the 2012 second quarter, gross profit was reduced by charges of $0.7 million, primarily related to residual costs at closed manufacturing sites involved in earlier restructuring initiatives. Gross profit was reduced by charges of $1.3 million during the second quarter of 2011, also due to residual costs at closed manufacturing sites.

Selling, general and administrative (“SG&A”) expenses were $75 million during the 2012 second quarter compared with $74 million in the prior-year quarter. Increased pension expenses, healthcare expenses for U.S. employees and expenses related to an initiative to streamline and standardize business processes and improve management information systems contributed approximately $4.2 million to higher SG&A expenses for the quarter. These increases were partially offset by lower depreciation expense and cost containment in other discretionary SG&A spending. SG&A expenses during the quarter included special charges of $1.0 million, primarily related to expenses at sites that were closed during earlier restructuring actions and severance expenses. During the second quarter of 2011, SG&A expense included $1.4 million in charges, primarily related to sites closed during prior-period restructuring actions.

Restructuring and impairment charges were $4.7 million during the 2012 second quarter, compared with $1.5 million in the prior-year quarter. Nearly all of the current-quarter charges are related to restructuring actions that are expected in the Performance Coatings business in Europe over the next three quarters. The restructuring initiative is expected to consolidate certain Performance Coatings manufacturing activities, technical service and general administrative organizations. Annual savings from these actions is expected to be approximately $5 million, beginning in 2013.

Interest expense was $6.8 million during the 2012 second quarter, down from $7.4 million in the prior-year quarter. Average borrowings and interest rates were little changed from the second quarter of 2011. The decline interest expense was driven by an increase in the amount of interest expense that was capitalized.

The net loss attributable to common shareholders for the 2012 second quarter was $2.8 million, or $0.03 per diluted share, compared with net income attributable to common shareholders of $19.4 million, or $0.22 per diluted share, in the second quarter of 2011. The adjusted net income attributable to common shareholders for the 2012 second quarter was $0.05 per diluted share, excluding special charges, compared with adjusted earnings of $0.27 per diluted share in the second quarter of 2011. A reconciliation of reported to adjusted results excluding special charges is available in the supplementary financial data included in this press release.

Cash generated by operating activities was $16.2 million during the 2012 second quarter compared with $7.8 million in the prior-year quarter. The cash generation during the quarter was driven by reduced net working capital (inventories plus accounts receivable less accounts payable). Total debt declined to $342 million at June 30, 2012 from $344 million on March 31, 2012.

2012 Outlook

The Company expects 2012 sales, excluding precious metal pass-throughs, to be down 3% to 7% compared with 2011, including the negative impact of lower forecasted foreign exchange rates. Sales of precious metals are expected to decline due to lower average prices and lower volume. The sales outlook assumes modest economic growth in all regions except in Europe where economic activity is expected to decline.

Based on the Company’s current view of worldwide economic conditions, adjusted earnings in 2012 are expected to be in the range of $0.15 to $0.20 per diluted share. The current adjusted earnings estimates are $0.20 to $0.25 per share below the low end of the Company’s previous guidance. The downward revision is due to lower sales expectations for the Company’s products in Europe and reduced growth expectations for Electronic Materials products during the second half of 2012.

The Company’s expectations for its sales in Europe during the second half of 2012 have been lowered in response to a decline in customer orders and the expectation of a continued decline in overall economic activity in the region.

Sales of Electronic Material products, including solar pastes and metal powders, are expected to be modestly higher in the 2012 second half compared with the first half of the year. Expectations for the rate of sales growth for these products have been reduced compared with the Company’s previous estimates. The Company has limited visibility regarding the strength and timing of a recovery in demand for solar pastes and the pace of customer adoption of the Company’s new paste products. The Company’s sales growth expectations for metal powders have been reduced as a result of lower customer demand forecasts.

Non-GAAP Measures

Adjusted earnings per share is equal to income (loss) before taxes, restructuring and impairment charges, and other special charges, adjusted for a normalized tax rate that is consistent with the Company’s expected future effective tax rate excluding discrete items, and divided by the average number of common shares outstanding. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Conference Call

The Company will host a conference call to discuss its second quarter financial results, its view of general business conditions and its current outlook for 2012 on Thursday, July 26, 2012, at 10:00 a.m. Eastern time. To participate in the call, dial 800-750-5849 if calling from the United States or Canada, or dial 212-231-2932 if calling from outside North America. Please call approximately 10 minutes before the conference call is scheduled to begin.

An audio replay of the call will be available from noon Eastern time on July 26 through noon Eastern time on August 2. To access the replay, dial 800-633-8284 (toll-free) if calling from the United States or Canada, or dial 402-977-9140 if calling from outside North America. Use the program ID #21599830 to access the audio replay.

The conference call also will be broadcast live over the Internet and will be available for replay through December 31, 2012. The live broadcast and replay can be accessed through the Investor Information portion of the Company’s Web site at www.ferro.com. A podcast of the conference call will also be available on the Company’s Web site.

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials for manufacturers. Ferro materials enhance the performance of products in a variety of end markets, including electronics, solar energy, telecommunications, pharmaceuticals, building and renovation, appliances, automotive, household furnishings, and industrial products.

Headquartered in Mayfield Heights, Ohio, the Company has approximately 5,100 employees globally and reported 2011 sales of $2.2 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical or heavily influenced by consumer spending;

•	uncertainty in the development of the solar energy market;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	implementation of new business processes and information systems;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in the Asia-Pacific region where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety and the environment;

•	Ferro’s ability to successfully introduce new products;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or successfully integrate future acquisitions;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	manufacture and sale of products into the pharmaceutical industry;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro’s ability to successfully implement and/or administer its restructuring programs and produce the desired results;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on Ferro’s business, financial condition and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Additional information regarding these risks can be found in the Ferro Corporation Annual Report on Form 10-K for the period ended December 31, 2011.

# # #

INVESTOR CONTACT:

David Longfellow
Director, Investor Relations, Ferro Corporation
Phone: 216-875-5488
E-mail: david.longfellow@ferro.com

MEDIA CONTACT:

Mary Abood
Director, Corporate Communications, Ferro Corporation
Phone: 216-875-5401
E-mail: mary.abood@ferro.com

Ferro Corporation and Subsidiaries

Consolidated Statements of Net Income (Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
(Dollars in thousands, except share and
per share amounts)	2012	2011	2012	2011

Net sales	$481,505	$593,974	$947,895	$1,166,983
Cost of sales	393,660	479,627	771,727	932,310

Gross profit	87,845	114,347	176,168	234,673

Selling, general and administrative expenses	74,645	73,548	152,330	150,366
Restructuring and impairment charges	4,728	1,545	5,039	3,175
Other expense (income):
Interest expense	6,848	7,352	13,588	14,178
Interest earned	(51)	(69)	(135)	(143)
Foreign currency (gains) losses, net	(221)	1,013	(77)	2,323
Miscellaneous expense (income), net	1,841	(124)	2,235	394

Income before income taxes	55	31,082	3,188	64,380
Income tax expense	2,573	11,461	4,292	21,568

Net (loss) income	(2,518)	19,621	(1,104)	42,812
Less: Net income attributable to noncontrolling interests	330	232	454	533

Net (loss) income attributable to Ferro Corporation	(2,848)	19,389	(1,558)	42,279
Dividends on preferred stock	0	0	0	(165)

Net (loss) income attributable to Ferro Corporation common shareholders	$(2,848)	$19,389	$(1,558)	$42,114

(Loss) earnings per share attributable to Ferro Corporation common shareholders:
Basic (loss) earnings per share	$(0.03)	$0.23	$(0.02)	$0.49
Diluted (loss) earnings per share	(0.03)	0.22	(0.02)	0.48

Shares outstanding:
Weighted-average basic shares	86,293,650	86,159,100	86,263,367	86,066,886
Weighted-average diluted shares	86,293,650	86,868,138	86,263,367	87,057,768
End-of-period basic shares	86,295,512	86,165,887	86,295,512	86,165,887

Ferro Corporation and Subsidiaries
Segment Net Sales and Segment Income (Loss) (Unaudited)

	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2012	2011	2012	2011
Segment Net Sales
Electronic Materials	$90,741	$180,362	$162,437	$382,709
Performance Coatings	157,315	163,481	309,829	300,181
Color and Glass Perf. Materials	99,889	106,476	201,324	206,281
Polymer Additives	83,450	91,271	171,174	177,133
Specialty Plastics	44,151	46,510	91,207	89,139
Pharmaceuticals	5,959	5,874	11,924	11,540
Total Segment Net Sales	$481,505	$593,974	$947,895	$1,166,983

Segment Income (Loss)
Electronic Materials	$33	$22,406	$(4,657)	$53,154
Performance Coatings	9,699	10,497	17,758	16,844
Color and Glass Perf. Materials	10,009	10,670	18,466	19,768
Polymer Additives	1,878	4,515	8,505	11,095
Specialty Plastics	3,806	2,827	8,454	4,699
Pharmaceuticals	620	945	1,807	2,271

Total Segment Income	26,045	51,860	50,333	107,831

Unallocated corporate expenses	12,845	11,061	26,495	23,524
Restructuring and impairment charges	4,728	1,545	5,039	3,175
Interest expense	6,848	7,352	13,588	14,178
Other expense, net	1,569	820	2,023	2,574

Income before income taxes	$55	$31,082	$3,188	$64,380

Ferro Corporation and Subsidiaries
Consolidated Balance Sheets

(Dollars in thousands)	June 30,	December 31,
	2012	2011
Assets	(Unaudited)	(Audited)
Current assets:
Cash and cash equivalents	$25,367	$22,991
Accounts receivable, net	353,076	306,775
Inventories	217,300	228,813
Deferred income taxes	17,277	17,395
Other receivables	32,437	37,839
Other current assets	13,715	17,086

Total current assets	659,172	630,899

Property, plant and equipment, net	367,184	379,336
Goodwill	215,693	215,601
Amortizable intangible assets, net	13,651	11,056
Deferred income taxes	114,789	117,658
Other non-current assets	87,128	86,101

Total assets	$1,457,617	$1,440,651

Liabilities and Equity
Current liabilities:
Loans payable and current portion of long-term debt	$45,868	$11,241
Accounts payable	214,195	214,460
Accrued payrolls	34,659	31,055
Accrued expenses and other current liabilities	68,246	67,878

Total current liabilities	362,968	324,634

Long-term debt, less current portion	295,844	298,082
Postretirement and pension liabilities	195,366	215,732
Other non-current liabilities	19,493	19,709

Total liabilities	873,671	858,157

Shareholders’ equity	573,691	572,262
Noncontrolling interests	10,255	10,232

Total liabilities and equity	$1,457,617	$1,440,651

Ferro Corporation and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)

	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net (loss) income	$(2,518)	$19,621	$(1,104)	$42,812
Depreciation and amortization	14,128	16,620	28,007	32,849
Precious metals deposits	0	0	0	28,086
Accounts receivable	(16,890)	(18,470)	(50,623)	(68,540)
Inventories	20,506	(1,203)	8,577	(43,094)
Accounts payable	3,697	(6,412)	15,251	27,356
Other changes in current assets and liabilities, net	(6,273)	(37)	8,131	(14,121)
Other adjustments, net	3,503	(2,297)	(3,061)	(26,106)

Net cash provided by (used for) operating activities	16,153	7,822	5,178	(20,758)

Cash flows from investing activities
Capital expenditures for property, plant and equipment	(12,929)	(15,780)	(35,508)	(31,817)
Proceeds from sale of assets	824	1,242	1,192	2,374
Other investing activities	436	193	436	193

Net cash used for investing activities	(11,669)	(14,345)	(33,880)	(29,250)

Cash flow from financing activities
Net borrowings under loans payable	3,222	4,626	34,906	57,570
Proceeds from long-term debt	115,078	172,542	212,996	382,219
Principal payments on long-term debt	(119,501)	(172,094)	(215,174)	(381,771)
Redemption of convertible preferred stock	0	0	0	(9,427)
Cash dividends paid	0	0	0	(165)
Other financing activities	(620)	(1,187)	(1,060)	(856)

Net cash (used for) provided by financing activities	(1,821)	3,887	31,668	47,570
Effect of exchange rate changes on cash and cash equivalents	(567)	411	(590)	771

Increase (decrease) in cash and cash equivalents	2,096	(2,225)	2,376	(1,667)
Cash and cash equivalents at beginning of period	23,271	29,593	22,991	29,035
Cash and cash equivalents at end of period	$25,367	$27,368	$25,367	$27,368

Cash paid during the period for:
Interest	$1,137	$1,035	$13,196	$12,575
Income taxes	869	7,785	2,098	14,715

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Three Months Ended June 30 (Unaudited)

	Three months ended June 30, 2012			Three months ended June 30, 2011

(Dollars in thousands, except per	As	Adjust-	Non-	As	Adjust-	Non-
share amounts)	Reported	ments	GAAP	Reported	ments	GAAP

Net sales	$481,505		$481,505	$593,974		$593,974
Cost of sales	393,660	$(685)	392,975	479,627	$(1,345)	478,282

Gross profit	87,845		88,530	114,347		115,692

Selling, general and administrative expenses	74,645	(967)	73,678	73,548	(1,382)	72,166
Restructuring and impairment charges	4,728	(4,728)	0	1,545	(1,545)	0
Other expense, net	1,569	(808)	761	820		820

Earnings before interest, taxes and noncontrolling interest	6,903		14,091	38,434		42,706

Interest expense	6,848		6,848	7,352		7,352

Total adjustments		(7,188)			(4,272)

Income before taxes	55		7,243	31,082		35,354
Income tax expense	2,573			11,461
Income tax expense[1]			2,318			11,313

Net (loss) income	(2,518)		4,925	19,621		24,041
Less: Net income attributable to noncontrolling interest	330		330	232		232

Net (loss) income attributable to Ferro	(2,848)		4,595	19,389		23,809
Dividends on preferred stock	0		0	0		0

Net (loss) income attributable to Ferro common shareholders	$(2,848)		$4,595	$19,389		$23,809

Diluted (loss) earnings per share	$(0.03)		$0.05	$0.22		$0.27

1 2012 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Reconciliation of Adjusted Earnings to Reported Earnings
for the Six Months Ended June 30 (Unaudited)

	Six months ended			Six months ended
	June 30, 2012			June 30, 2011
(Dollars in thousands, except per share amounts)	As Reported	Adjust- ments	Non- GAAP	As Reported	Adjust- ments	Non- GAAP

Net sales	$947,895		$947,895	$1,166,983		$1,166,983
Cost of sales	771,727	$(1,391)	770,336	932,310	$(2,912)	929,398

Gross profit	176,168		177,559	234,673		237,585

Selling, general and administrative expenses	152,330	(2,724)	149,606	150,366	(2,505)	147,861
Restructuring and impairment charges	5,039	(5,039)	0	3,175	(3,175)	0
Other expense, net	2,023	(808)	1,215	2,574		2,574

Earnings before interest, taxes and noncontrolling interest	16,776		26,738	78,558		87,150

Interest expense	13,588		13,588	6,826		6,826

Total adjustments		(9,962)			(8,592)

Income before taxes	3,188		13,150	64,380		72,972
Income tax expense	4,292			21,568
Income tax expense[1]			4,208			23,351

Net (loss) income	(1,104)		8,942	42,812		49,621
Less: Net income attributable to noncontrolling interest	454		454	533		533

Net (loss) income attributable to Ferro	(1,558)		8,488	42,279		49,088
Dividends on preferred stock	0		0	(165)		(165)
Net (loss) income attributable to Ferro common shareholders	$ (1,558)		$ 8,488	$ 42,114		$ 48,923

Diluted (loss) earnings per share	$(0.02)		$0.10	$0.48		$0.57

1 2012 tax rate of 32%, consistent with the Company’s expectation for future effective tax rates, excluding discrete items. The Company’s expected future effective tax rate is lower than the U.S. statutory rate because of expected earnings in foreign jurisdictions with lower tax rates.

It should be noted that adjusted earnings is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The adjusted earnings presented here exclude certain special charges including restructuring and impairment charges, charges related to debt refinancing, and other charges that are not related to production of products for sale. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance. In addition, these measures are used in the calculation of certain incentive compensation programs for selected employees.

Ferro Corporation and Subsidiaries
Supplemental Information

Segment Net Sales Excluding Precious Metals and
Reconciliation of Sales Excluding Precious Metals to Net Sales (Unaudited)

	Three months ended		Six months ended
(Dollars in thousands)	June 30,		June 30,
	2012	2011	2012	2011

Electronic Materials	$43,656	$70,629	$81,680	$150,812
Performance Coatings	157,315	163,481	309,829	300,181
Color and Glass Perf. Materials	92,614	97,430	185,199	189,341
Polymer Additives	83,450	91,271	171,174	177,133
Specialty Plastics	44,151	46,510	91,207	89,139
Pharmaceuticals	5,959	5,874	11,924	11,540

Total segment sales excluding precious metals	427,145	475,195	851,013	918,146
Sales of precious metals	54,360	118,779	96,882	248,837

Total net sales	$481,505	$593,974	$947,895	$1,166,983

It should be noted that segment net sales excluding precious metals is a financial measure not required by, or presented in accordance with, accounting principles generally accepted in the United States (U.S. GAAP). The sales are presented here to exclude the impact of volatile precious metal raw material costs. The precious metal raw material costs are generally passed through directly to customers with minimal margin. Ferro believes this data provides investors with additional useful information on the underlying operations of the business and enables period-to-period comparability of financial performance.

Ferro Corporation and Subsidiaries
Supplemental Information

Prior-Period Segment Income (Loss), As Adjusted for a Change in Methodology Related to the Allocation of Corporate Expenses (Unaudited)

	Three months ended
	December	September	June 30,	March 31,
(Dollars in thousands)	31, 2011	30, 2011	2011	2011
Segment Income (Loss)
Electronic Materials	$(1,594)	$16,463	$22,406	$30,748
Performance Coatings	6,120	11,069	10,497	6,347
Color and Glass Perf. Materials	1,539	8,365	10,670	9,098
Polymer Additives	437	4,252	4,515	6,580
Specialty Plastics	2,012	2,717	2,827	1,872
Pharmaceuticals	219	1,254	945	1,326

Total Segment Income	8,733	44,120	51,860	55,971

Unallocated corporate expenses	10,939	7,837	11,061	12,463
Restructuring and impairment charges	12,986	869	1,545	1,630
Interest expense	7,201	7,030	7,352	6,826
Other expense, net	2,696	1,740	820	1,754

Income (loss) before income taxes	$(25,085)	$26,641	$31,082	$33,298

		Three months ended

	December	September	June 30,	March 31,
(Dollars in thousands)	31, 2010	30, 2010	2010	2010

Segment Income
Electronic Materials	$34,849	$31,052	$37,535	$28,573
Performance Coatings	1,837	9,100	12,729	7,737
Color and Glass Perf. Materials	3,387	7,635	8,876	6,134
Polymer Additives	3,911	6,325	2,324	3,467
Specialty Plastics	2,199	4,712	4,100	2,402
Pharmaceuticals	1,372	1,490	723	1,115

Total Segment Income	47,555	60,314	66,287	49,428

Unallocated corporate expenses	16,550	14,853	13,809	13,442
Restructuring and impairment charges	19,625	9,570	21,205	13,332
Interest expense	7,372	10,519	13,766	12,911
Other expense, net	7,932	26,996	(4,006)	1,966

Income (loss) before income taxes	$(3,925)	$(1,624)	$21,513	$7,777